Exhibit 99


Joint Filer Information

Name:				Calamos Family Partners, Inc.

Address: 			2020 Calamos Court
				Naperville, Illinois  60563

Designated Filer:			John P. Calamos, Sr.

Issuer & Ticker Symbol:		Calamos Asset Management, Inc.
				(CLMS)

Date of Event
Requiring Statement:		2/24/2010*

Signature:			By: /s/ Gregory J. Nowak, Attorney-In-Fact
				    John P. Calamos, Sr.

*The reporting person disclaims beneficial ownership of all Securities directly-owned by the Designated Filer.